EXHIBIT 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Make Early $84 Million Pension Trust Fund Contribution

MIDDLETOWN, OH, May 19, 2006 — AK Steel (NYSE: AKS) said that its board of directors has authorized the company to make an $84 million contribution to its pension trust fund months ahead of schedule. The company said it would make its full required 2006 pension contribution next week, more than five months before the final due date. AK Steel’s previous pension contribution was a voluntary $150 million contribution made in January of 2005.

“AK Steel is proud to continue honoring a retiree tradition unique in the steel industry,” said James L. Wainscott, chairman, president and CEO. “In more than half a century, this company has not missed a pension fund contribution, nor a payment to any of its 32,000 pensioners.”

AK Steel provides pension benefits to approximately 32,000 retirees and/or their beneficiaries. The company said that while it has continued to fund its retiree health care and pension legacy costs, most of its competitors have reduced or eliminated their legacy obligations through the bankruptcy process.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

# # #